Pinnacle Foods Contacts: Roy Winnick Kekst and Company 212-521-4842 roy-winnick@kekst.com	Blackstone Group Contacts: John Ford (Public Relations) The Blackstone Group 212-583-5559 ford@blackstone.com
or Mark Semer Kekst and Company 212-521-4802 mark-semer@kekst.com	Prakash Melwani Senior Managing Director The Blackstone Group 212-583-5595 melwani@blackstone.com

PINNACLE FOODS GROUP INC. TO BE ACQUIRED

BY THE BLACKSTONE GROUP FOR $2.16 BILLION

Mountain Lakes, New Jersey, February 12, 2007 - Pinnacle Foods Group Inc. ("Pinnacle Foods" or the "Company"), a leading manufacturer, marketer and distributor of branded food products in the United States and Canada, today announced that it has entered into a definitive agreement to be acquired by affiliates of The Blackstone Group for approximately $2.16 billion in cash and the assumption of certain obligations.

C. Dean Metropoulos, Executive Chairman of Pinnacle Foods and, through CDM Group, a member of Pinnacle's current ownership group, said: "Pinnacle is a great company that has made tremendous progress over the past three and a half years in revitalizing its brands, building its market presence and positioning itself for long-term strength and success. The transaction announced today speaks volumes about how much we have accomplished together since 2003. I am confident that under the ownership of The Blackstone Group and the continuing leadership of Jeff Ansell and his colleagues on Pinnacle's management team, Pinnacle employees, customers, business partners and investors can expect more great things from Pinnacle in the years ahead."

"The men and women of Pinnacle Foods are extremely excited to partner with The Blackstone Group," said Jeffrey Ansell, Chief Executive Officer of Pinnacle Foods, who joined the Company last July after twenty-five years at Procter & Gamble, where he was a Corporate Officer. "Pinnacle's portfolio of well-known brands has a deep heritage and a strong consumer following, and we look forward to building and strengthening our iconic brands."

Upon completion of the transaction, Mr. Metropoulos will be succeeded as Chairman by Roger Deromedi, former Chief Executive Officer of Kraft Foods Inc.

Pinnacle Foods produces a number of leading consumer brands including Duncan Hines baking mixes, Vlasic pickles, Hungry Man and Swanson frozen dinners, Log Cabin and Mrs. Buttersworth's syrups, Armour canned meat, Lender's bagels, Aunt Jemima breakfast foods, Celeste pizza and Van de Kamp's and Mrs. Paul's seafood. The Company employs more than 3,000 individuals, owns seven manufacturing facilities in the United States, and generates approximately $2.1 billion in annual gross sales.

Pinnacle Foods is jointly owned by affiliates of J.P. Morgan Partners, LLC (CCMP Capital Advisors, LLC manages their investment in Pinnacle Foods), by J.W. Childs Associates, L.P., by CDM Group (an investment company controlled by C. Dean Metropoulos), and by former bondholders of Aurora Foods Inc.

The sale of Pinnacle Foods to The Blackstone Group is the latest corporate transformation story involving Mr. Metropoulos, who in addition to his current role as Executive Chairman of Pinnacle Foods is head of C. Dean Metropoulos & Co., a Greenwich, Conn.-based private equity investment and management firm. With twenty years of private-equity investment experience as both a CEO and investor, Mr. Metropoulos assembled and led the investor group that acquired Aurora Foods out of bankruptcy in March 2004, merged it with Pinnacle Foods, and transformed the combined enterprise into the dynamic, successful and profitable food industry powerhouse it is today.

In March 2006, its operational transformation by then complete, Pinnacle acquired Armour canned meats, the number-two canned meat brand and number-one brand in Vienna Sausage, from Dial Corporation. In July 2006, Mr. Metropoulos recruited Jeffrey P. Ansell to replace him as CEO and to be the steward of the Pinnacle business going forward. Mr. Ansell came to Pinnacle from Procter & Gamble, where he was President of The Iams Company (Pet Health and Nutrition).

"We build companies for the long term," said Mr. Metropoulos. "We are very proud of what we have accomplished at Pinnacle Foods over the past three and a half years and proud that both strategic and financial buyers have had great success in buying businesses we have rebuilt."

Under the agreement and plan of merger executed today, an affiliate of The Blackstone Group is expected to merge with Crunch Holding Corp., the direct owner of Pinnacle Foods. The owners of Crunch Equity Holding, LLC and the Boards of Directors of Pinnacle Foods and Crunch Holding Corp. have unanimously approved the transaction.

The transaction is subject to satisfaction of customary conditions and is expected to close in the first half of 2007. Lehman Brothers is acting as financial advisor to Pinnacle and is providing acquisition financing for the transaction. Centerview Partners and Blackstone Corporate Advisory are serving as financial advisors to Blackstone. Simpson Thacher & Bartlett LLP acted as Blackstone's legal counsel. Pinnacle's legal advisor was Vinson & Elkins LLP.

About Pinnacle Foods Group Inc.

Pinnacle Foods Group Inc. manufactures and markets branded convenience food products in the United States and Canada. Its product range includes frozen dinners and entrees, frozen seafood, breakfasts, bagels, pickles, peppers and relish, baking mixes and frostings, and syrups and pancake mixes. The Company primarily offers its products through its broker network to traditional classes of trade, including grocery wholesalers and distributors, grocery stores and supermarkets, convenience stores, mass and drug merchandisers and warehouse clubs. It also distributes its products through foodservice and private label channels.

About The Blackstone Group

The Blackstone Group, a global private investment and advisory firm, was founded in 1985. The firm has raised approximately $75 billion for alternative asset investing since its formation of which over $30 billion has been for private equity investing. Blackstone has recently made significant commitments to the food and beverage sector with investments in United Biscuits (leading manufacturer of biscuits in the UK) and Orangina (beverages). Blackstone's other core businesses include Private Real Estate Investing, Corporate Debt Investing, Hedge Funds, Mutual Fund Management, Private Placement, Marketable Alternative Asset Management and Investment Banking Advisory Services. Further information is available at http://www.blackstone.com.

About J.P. Morgan Partners

J.P. Morgan Partners, LLC ("JPMP") is a private equity division of JPMorgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States. JPMP has invested more than $15 billion worldwide in consumer, media, energy, industrial, financial services, healthcare and technology companies since its inception in 1984.

As of August 1, 2006, the investment professionals of JPMP formed entities independent of JPMorgan Chase. The buyout and growth equity professionals formed CCMP Capital Advisors, LLC, which focuses exclusively on buyout and growth equity investments primarily in five targeted industry sectors in the U.S. and Europe. The venture team formed Panorama Capital, LLC, and continues to focus on technology and life sciences investments. CCMP Capital and Panorama continue to manage the JPMP investments pursuant to a management agreement with JPMorgan Chase & Co.

JPMP is a registered investment adviser with the Securities and Exchange Commission.

About CCMP Capital

CCMP Capital Advisors, LLC ("CCMP Capital") is a leading private equity firm formed in August 2006 by the former buyout/growth equity investment team of JPMorgan Partners, a private equity division of JPMorgan Chase. CCMP Capital's investment team has invested more than $10 billion in over 375 buyout and growth equity transactions since 1984. The foundation of CCMP Capital's investment approach is to leverage the combined strengths of its deep industry expertise and proprietary global network of relationships by focusing on five targeted industries: Consumer, Retail and Services; Energy; Healthcare Infrastructure; Industrials and Media and Telecom. CCMP Capital's proprietary global network includes its affiliates in London and Asia. CCMP Capital is a registered investment adviser with the Securities and Exchange Commission.

About J.W. Childs Associates

J.W. Childs Associates, L.P. ("JWC") is a private equity firm based in Boston, Mass., specializing in leveraged buyouts and recapitalizations of middle-market companies. Since 1995, JWC has completed investments with a total transaction value in excess of $10 billion. JWC currently invests through J.W. Childs Equity Partners III, L.P., an investment fund with total committed capital of $1.75 billion. For more information, visit J.W. Childs Associates, L.P.'s website at www.jwchilds.com.

About CDM Group

CDM Group is a private investment and management company based in Greenwich, Conn., that invests in and manages food and other consumer products companies. Other buy-and-build successes in which Mr. Metropoulos and CDM Group have played a key role include The Morningstar Group (purchased by Dean Foods for more than $1 billion in 1996,), International Home Foods, Inc. (purchased by ConAgra for close to $3 billion in 2000) and Premier Foods (one of the fastest-growing public food companies in Europe). Among the well-known consumer brands Mr. Metropoulos has helped turn around over the years are Chef Boyardee, Pam Cooking Spray, Gulden's Mustard, Bumble Bee Tuna, Stella Foods, International Delight, Ghirardelli Chocolate, Mumm and Perrier Jouet Champagnes, and Burton's Biscuits.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in the Company's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: competition; the loss of any of the Company's major customers or suppliers; changes in distribution channels or competitive conditions in the markets where the Company operates; the results, consequences, effects or timing of any inquiry or investigation by or settlement discussions with any regulatory authority or any legal and administrative proceedings; uncertainties related to completing the acquisition of the Company, including the fulfillment or waiver of conditions to closing under the acquisition agreement and any adjustments as to the amount of actual proceeds to be received; the costs, difficulties and uncertainties related to the integration of acquired businesses; and general economic and market conditions. Except to the extent required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statement.